Exhibit 10.2

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

April 11, 2019

Re: Retention Incentives Agreement (“Agreement”)

Dear Roger:

Actuant Corporation (the “Company” or “Actuant”) is considering strategic alternatives with respect to its EC&S segment. It is possible the evaluation of such alternatives could result in a sale of all or substantially all of the EC&S segment (the “Potential Sale”) [FOOTNOTE REDACTED]. For this purpose, the “EC&S segment” shall consist of those business units identified for sale as part of “Project Brewers”. In order to give you an incentive to remain at your job and to work diligently to support the evaluation of strategic alternatives, the Company is offering you retention incentives, subject to the terms of this Agreement.

1. Conditional One-Time Grant

The Retention Incentives (as defined below) are one-time benefits that are being extended to you in the event the evaluation of strategic alternatives results in a Potential Sale. They are in addition to your other compensation arrangements, except as otherwise described herein.

2. Duration

If you sign and accept this Agreement, the term of this Agreement will begin on the date noted above (“Effective Date”) and expire upon the earlier of (a) eighteen (18) months from the Effective Date or (b) the termination of a Potential Sale, either when the closing of the Potential Sale occurs (the “Completion Date”) or the Company cancels or chooses not to pursue or to abandon a Potential Sale (the “Cancellation Date”).

3. Retention Incentives

Your potential Retention Incentives will have several components, as follows:

a)
Cash Retention Bonus -- You will be eligible for a Cash Retention Bonus of up to Four Hundred Sixty-Five Thousand dollars ($465,000) (described in Sections 3(a)(1) and 3(a)(2), below) subject to the terms of this Agreement. The Cash Retention Bonus will vest and be earned by you based on the achievement of certain vesting events in relation to a Potential Sale, as follows:

1)
Multiplier Eligible Presentation Bonus - You will earn one-hundred thirty-nine thousand five hundred dollars ($139,500) once management presentations have been completed and second-round bids from potential buyers have been received for a Potential Sale (completion of both requirements shall be referred to as the “Multiplier Eligible Presentation Bonus Vesting Date”). If the requirements described in the previous sentence are not met prior to the expiration of this Agreement, or if you do not meet the Continuous Employment requirement as of the Multiplier Eligible Presentation Bonus Vesting Date, the Multiplier Eligible Presentation Bonus shall not vest. If earned and vested, your Multiplier Eligible Presentation Bonus will be paid to you within twenty (20) days after the Multiplier Eligible Presentation Bonus Vesting Date in conjunction with a regularly scheduled payroll date for your location.

2)
Multiplier Eligible Completion Bonus - You will also earn three-hundred twenty-five thousand five hundred dollars ($325,500) on the Completion Date (the “Multiplier Eligible Completion Bonus Vesting Date”). If a Potential Sale is not completed prior to the expiration of this Agreement, or if you do not meet the Continuous Employment requirement as of the Multiplier Eligible Completion Bonus Vesting Date, the Multiplier Eligible Completion Bonus shall not be paid. If earned and vested, your Multiplier Eligible Completion Bonus will be paid to you on, or within, twenty (20) days after the Completion Date.

b)
Cash Retention Bonus Multiplier - To allow you to share in the success of a Potential Sale, the Multiplier Eligible Presentation Bonus and the Multiplier Eligible Completion Bonus could be increased to up to (and capped at) twice the amount reflected in Sections 3(a)(1) and 3(a)(2), above, if the cash purchase price paid to the Company (i.e., consideration exclusive of assumed liabilities and other consideration provided by the buyer for the Potential Sale) exceeds [REDACTED] times the Proforma Sale EBITDA for the EC&S segment of [REDACTED].

This “Cash Bonus Retention Multiplier” will be calculated on a linear basis in accordance with the following example, which uses a theoretical Multiplier Eligible Presentation Bonus and the Multiplier Eligible Completion Bonus total of $200,000 for illustrative purposes only:

Proforma Sale EBITDA Multiple Achieved	Cash Retention Bonus Multiplier	Additional Cash Retention Bonus Payout	Total Cash Retention Bonus Amount
[REDACTED]	1.0	0 X $200,000 = $0	$200,000 + $0 = $200,000
[REDACTED]	1.5	0.5 X $200,000 = $100,000	$200,000 + $100,000 = $300,000
[REDACTED]	2.0	1.0 X $200,000 = $200,000	$200,000 + $200,000 = $400,000

For clarity, the Cash Retention Bonus Multiplier, will be earned and vested only upon the closing of a Potential Sale (i.e., on the Completion Date), and only if the Continuous Employment requirement has been met as of such Completion Date. If earned and vested, the Cash Bonus Retention Multiplier will be paid on, or within, twenty (20) days after the Completion Date.

If a Potential Sale is not completed prior to the expiration of this Agreement, the Cash Bonus Retention Multiplier shall not be paid.

c)
Accelerated Vesting of Equity Grants - You also will be eligible for accelerated vesting of all unvested Restricted Stock Units (“RSUs”), Performance Stock Units (“PSUs”) (at target), and Actuant stock options that have been granted to you and are outstanding as of the Completion Date. The condition for accelerated vesting of these unvested equity grants is the closing of a Potential Sale and, accordingly, the vesting date for this benefit is the Completion Date. If a Potential Sale is not completed prior to the expiration of this Agreement, or if you do not meet the Continuous Employment requirement as of the Completion Date, the vesting described in this paragraph will not occur, and your RSUs, PSUs, and stock options will become vested only in accordance with the terms of your existing RSU, PSU, and stock option agreements.

d)	Enhanced Bonus -

(i)    Completion Date on or before August 31, 2019 -- If a Potential Sale is completed on or before August 31, 2019, you will receive an enhanced bonus instead of your regular bonus under the corporate bonus plan (“Enhanced Bonus”) for the fiscal year ending August 31, 2019. The amount of the Enhanced Bonus will be twice the highest annual bonus payout you received for the three (3) full fiscal years preceding the Completion Date. If you receive an Enhanced Bonus you will not be eligible for an annual bonus on the terms of the corporate bonus plan currently applicable to you for the 2019 fiscal year. If a Potential Sale is not completed on or before August 31, 2019, or if you do not meet the Continuous Employment requirement as of the Completion Date, no Enhanced Bonus will be payable to you (but you will remain eligible for an annual bonus on the terms of the corporate bonus plan currently applicable to you). If vested, the Enhanced Bonus will be paid on, or within, twenty (20) days after the Completion Date.

(ii)    Completion Date after August 31, 2019 -- If a Potential Sale is completed after August 31, 2019 (and before the expiration of this Agreement), you will receive an Enhanced Bonus. The amount of the Enhanced Bonus will be the amount by which (A) exceeds (B), where (A) is twice the highest annual bonus payout you received under the annual corporate bonus plan for the three (3) full fiscal years preceding the Completion Date and (B) is the actual bonus you received under the corporate bonus plan for the fiscal year ending August 31, 2019. If an Enhanced Bonus is received under this paragraph, you will remain eligible for an annual bonus under the annual corporate bonus plan for the fiscal year ending August 31,

2020, subject to the terms and conditions of the annual corporate bonus plan. If a Potential Sale is not completed before the expiration of this Agreement, or if you do not meet the Continuous Employment requirement as of the Completion Date, no Enhanced Bonus will be payable to you. If vested, the Enhanced Bonus will be paid on, or within, twenty (20) days after the Completion Date.

e)
Severance - If a Potential Sale is completed prior to the expiration of this Agreement and one of the following occurs: (1) you are involuntarily terminated (other than for Cause) by the Company within the period beginning six (6) months prior to the Completion Date, (2) you are involuntarily terminated (other than for Cause) by the Company within the 24 months after the Completion Date, or (3) you terminate your employment with the Company for Good Reason within 24 months after the Completion Date, then the Company will provide you the following Severance benefits:

A)    a lump sum equal to twice your base salary in effect as of the Effective Date;
B)    the Company, at the Company’s cost, shall continue to provide you with the welfare benefits and other perquisites you were receiving at the time of the Completion Date for a period of two years following your termination of employment. For purposes hereof, perquisites will include your right to lease a car or a car allowance, as the case may be. The amount of expenses eligible for reimbursement, or in-kind perquisites provided, during a taxable year may not affect the expenses eligible for reimbursement, or in-kind perquisites to be provided, in any other taxable year. Any reimbursement of an eligible expense must be made on or before the last day of your taxable year following the taxable year in which the expense was incurred. This right to reimbursement or in-kind perquisites may not be subject to liquidation or exchange for another benefit

Together (A) and (B) are the “Severance Benefit”. Your involuntary termination excludes the termination of your employment due to your resignation (for any reason other than for Good Reason) or the termination of your employment due to Cause (both as defined below). The Severance Benefit is not payable if your termination is due to death or Disability. The Severance Benefit is not triggered by a termination of employment due to your acceptance of employment with the Successor (as defined in Section 4(f)), but may still be payable if payable under Section 5(b)(i) or Section 5(b)(iv). If a Potential Sale is not completed, no Severance Benefit will be payable to you. Notwithstanding anything herein to the contrary, no amount is payable to you under this Section 3(e) unless you also execute a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becomes effective and irrevocable within fifty-five (55) days after your termination (or, in the event of a Severance Benefit payable pursuant to Section 3(e)(1), within fifty-five (55) days after the Completion Date)(this period is the “Release Execution Period”). If the Severance Benefit is payable and was triggered pursuant to Section 3(e)(1), the portion of the Severance Benefit described in Section 3(e)(A) will be paid in a single lump sum payment as of or within the sixty (60) days after the Completion Date (provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year). If the Severance Benefit is payable and was triggered pursuant to Section 3(e)(2) or Section 3(e)(3), the portion of the Severance Benefit described in Section 3(e)(A) will be paid in a single lump sum payment within the sixty (60) days after your termination (provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year).

f)
Legal Representation - If the buyer is a private equity group or financial sponsor, the Company will engage counsel with expertise in negotiating compensation and employment terms on behalf of executives in comparable circumstances. Such counsel will be distinct from counsel representing the Company for a Potential Sale and will represent the key transferring employees as a group. The Company will pay for all reasonable fees and costs incurred in the group representation. Reimbursement of the legal fees shall occur no later than twenty (20) days following the Completion Date (and in no event later than the last day of your taxable year following the taxable year in which the expense was incurred). The amount of expenses eligible for reimbursement during a taxable year may not affect the expenses eligible for reimbursement in any other taxable year. This right to reimbursement is not subject to liquidation or exchange for another benefit.

4. Eligibility Criteria and Definitions

a)    Your eligibility to receive the Retention Incentives set out in Section 3, above, is subject to the following conditions:

(i)    Acceptance of this Agreement - To be eligible for the Retention Incentives, you must sign this Agreement below, as well as Appendix A (the Agreement Barring Certain Unfair Activities), and return it to Romita Bhagwani at N86 W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051. By signing below you agree to be bound by the terms of this Agreement. By signing this Agreement you agree that the opportunity to earn the compensation set forth in Section 3 is consideration for your agreement to the Appendix A (the Agreement Barring Certain Unfair Activities), and its attachments. If you do not wish to accept, you do not need to do anything.

(ii)    Waiver of Your Change in Control Agreement - Subject to Section 5(a)(ii), this document shall be considered an amendment to and complete replacement of the Change in Control Agreement effective August 7, 2017 between you and the Company (“CIC Agreement”). The benefits in Section 3 of this Agreement are conditioned on your waiver of your rights under the CIC Agreement. You agree that upon the completion of a Potential Sale the benefits provided under this Agreement will be in lieu of all benefits available to you under the CIC Agreement.

b)    “Continuous Employment” means that you must remain continuously employed by the Company through each vesting date to receive the corresponding component of the Retention Incentives. If you: (i) resign (other than for “Good Reason,” as defined below) before a vesting date; or (ii) are terminated for “Cause” (as defined below) at any time before a vesting date, you will forfeit all components of the Retention Incentives not earned and vested as of that time. In such an event, you will not, however, be required to repay any component of the Retention Incentives you received prior to the forfeiture of the remaining incentives. If you are involuntarily terminated (other than for Cause), if you terminate voluntarily for Good Reason, or if your employment terminates as a result of your death or Disability, this Continuous Employment condition will be waived and deemed satisfied for purposes of Sections 3(a), 3(b), 3(c), 3(d) and 3(f). “Disability” means a condition entitling you to receive benefits under the Company’s long term disability plan, policy or arrangement. If no such plan, policy or arrangement is then maintained by the Company and applicable to you, “Disability” will mean your inability to perform your duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of ninety (90) days or more, or for 180 days in any 360 consecutive days period.

c)     “Good Reason” means, without your prior written consent: (i) a material, adverse change in your title, authority or duties, (ii) a material reduction in your base salary or target annual bonus opportunity from those in effect as of the Effective Date of this Agreement, or (iii) your relocation to an office more than forty (40) miles from your current place of employment, (iv) a material reduction in the total aggregate value of the fringe benefits received by you from those in effect as of the Effective Date of this Agreement. Notwithstanding the foregoing, if you are offered a Comparable Position (as defined in Section 4(e), below), and you turn down that offer, the term “Good Reason” shall mean only the events described in Sections 4(c)(ii) or 4(c)(iii). However, none of the foregoing events or conditions will constitute Good Reason unless: (A) you provide the Company’s General Counsel with written objection to the event or condition within thirty (30) days following the initial existence of the condition, (B) the Company does not reverse or otherwise cure the event or condition within fifteen (15) days of receiving that written objection, and (C) you resign within thirty (30) days following the expiration of that cure period.

d)    “Cause” means: (i) conviction, or a plea of guilty or no contest, of a felony; (ii) conviction, or a plea of guilty or no contest, of a crime involving dishonesty, disloyalty or fraud; (iii) reporting to work under the influence of alcohol; (iv) the use of illegal drugs (whether or not at the workplace); (v) conviction, or a plea of guilty or no contest, of conduct in conjunction with your employment duties which could reasonably be expected to, or which does, cause the Company or any of its affiliates public disgrace or disrepute or economic harm; (vi) repeated failure to perform duties as reasonably directed by the Board or Chief Executive Officer (or the person to whom you directly report); (vii) gross negligence or willful misconduct with respect to the Company; (viii) obtaining any personal profit not thoroughly disclosed to and approved in writing by the Board or Chief Executive Officer in connection with any transaction entered into by, or on behalf of, the Company or its affiliates; (ix) violation of any of the terms of the Company’s or any of its affiliates’ established policies which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after you receive written notice thereof; or (x) any other material breach of this Agreement by you which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after you receive written notice thereof.
e)    “Comparable Position” means employment with the Successor that includes: (i) substantially similar base salary and bonus opportunity as you have with Actuant immediately prior to the Completion Date, (ii) a location or headquarters where you are normally expected to provide services no more than forty (40) miles from your current place of employment, and (iii) severance protection that is substantially similar to the severance protection provided for in Sections 3(e)(2) and 3(e)(3) of this Agreement. For this purpose, if this Agreement is assumed by the Successor (whether by Agreement or by operation of law), the requirement of Section 4(e)(ii) is presumed to have been met.

f)    “Successor” means the purchaser of the EC&S segment in the event a Potential Sale occurs.

5. Cancellation of Sale; Expiration of Agreement; Obligations of Successor

(a) Cancellation of Potential Sale; Expiration of Agreement.

(i)    The Company reserves the right, in its absolute discretion, to cancel, suspend or abandon the pursuit of a Potential Sale. If the Company cancels, suspends or abandons the pursuit of a Potential Sale, or if you terminate employment with the Company without triggering a severance payment in accordance with Section 3(e), this Agreement shall terminate and you will no longer be eligible for any components of the Retention Incentives not earned and vested as of the Cancellation Date. The termination of the pursuit of a Potential Sale or your termination of employment will not affect your entitlement to any components of the Retention Bonus earned and vested by, or paid to you prior to the Cancellation Date, and you will not be required to return or repay any such amounts (except to the extent of the application of the Clawback Policy as described in Section 7).

(ii)    In the event that this Agreement expires during your employment with the Company because either: (A) eighteen (18) months have passed from the Effective Date without the occurrence of a Potential Sale, or (B) a Cancellation Date occurs, this Agreement shall cease to apply and the CIC Agreement shall be reinstated in full force and effect. For the avoidance of doubt, if any payment is made (or due to be made) under this Agreement, other than a payment described in Section 3(a)(1), the CIC Agreement shall not be subject to reinstatement hereunder.

(iii)    In the event that a Change in Control (as defined in the CIC Agreement) occurs prior to the expiration of this Agreement, this Agreement shall cease to apply and the CIC Agreement shall be reinstated in full force and effect. Notwithstanding the foregoing sentence, if the sale of the EC&S segment is the primary cause of the Change in Control, then this Agreement shall apply (and the CIC Agreement shall not be reinstated). For the avoidance of doubt, if any payment is made (or due to be made) under this Agreement, other than a payment described in Section 3(a)(1), the CIC Agreement shall not be subject to reinstatement hereunder.

(iv)    In no event shall these provisions be interpreted to provide for the payment of benefits under both this Agreement and the CIC Agreement (other than a payment described in Section 3(a)(1) of this Agreement prior to the expiration of this Agreement).

(b) Treatment of this Agreement in the Event of a Potential Sale. If a Potential Sale occurs prior to or as of the expiration of this Agreement, the following provisions shall govern the continuation or termination of this Agreement:

(i)    If both of the following occur: (A) a Potential Sale occurs, and (B) you accept a Comparable Position, then, unless this Agreement is assumed by the Successor (either by assignment or by operation of law), it shall terminate upon the Completion Date, subject to the obligation of the Company to make applicable payments under Sections 3(a), (b), (c), (d), and (f) (but only to the extent a payment obligation has been triggered under such Section prior to or as of the Completion Date). If, instead, this Agreement is assumed by the Successor (either by assignment or by operation of law), it shall remain in force and effect for twenty-four (24) months following the Completion Date (or, if earlier, until your termination of employment that does not trigger a payment obligation under Section 3(e) of this Agreement, as modified as follows) and the term “Successor” shall replace the term “Company” for purposes of Sections 3(e)(2) and 3(e)(3) (and the successor shall have the obligation to pay any Severance under this Agreement, if any). For the avoidance of doubt, under the circumstances described in this Section 5(b)(i) the following limitations and provisions shall apply: (W) Section 3(e)(1) shall not be applicable, (X) Sections 3(e)(2) and 3(e)(3) shall not be triggered by your termination of employment with Actuant, and (Y) the CIC Agreement shall not be reinstated.

(ii)    If both of the following occur: (A) a Potential Sale occurs and (B) you are offered a Comparable Position but you do not accept the Comparable Position, then this Agreement shall terminate upon the Completion Date, subject to the obligation of Actuant to make applicable payments under Sections 3(a), (b), (c), (d), and (f) (but only to the extent a payment obligation has been triggered under such Section prior to or as of the Completion Date). For the avoidance of doubt, the Company shall not be obligated to make any payment pursuant to Section 3(e) and the CIC Agreement shall not be reinstated under the circumstances described in this Section 5(b)(ii).

(iii)    If all three of the following occur: (A) a Potential Sale occurs, (B) you are not offered a Comparable Position, and (C) you do not accept employment with the Successor, then Section 3(e) of this Agreement shall remain in force and effect for twenty-four (24) months following the Completion Date (or, if earlier, until your termination of employment that does not trigger a payment obligation under Section 3(e) of this Agreement). For the avoidance of doubt, the CIC Agreement shall not be reinstated under the circumstances described in this Section 5(b)(iii).

(iv)    If all three of the following occur: (A) a Potential Sale occurs, (B) you are not offered a Comparable Position, and (C) you accept employment with the Successor, then this Agreement shall remain in force and effect for twenty-four (24) months following the Completion Date (or, if earlier, until your termination of employment that does not trigger a payment obligation under Section 3(e) of this Agreement, modified as follows) and the term “Successor” shall replace the term “Company” for purposes of Sections 3(e)(2) and 3(e)(3). For the avoidance of doubt, under the circumstances described in this Section 5(b)(iv) the following limitations shall apply: (W) Section 3(e)(1) shall not be applicable, (X) Sections 3(e)(2) and 3(e)(3) shall not be triggered by your termination of employment with Actuant, (Y) the CIC Agreement shall not be reinstated, and (Z) if a payment obligation is triggered under Section 3(e), Actuant, not the Successor, shall be obligated to make such payments.

(c) Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. Without limiting the foregoing, the obligations set forth in Appendix A shall not be extinguished by reason of the expiration, assumption, or termination of this Agreement.

6. No Change in Your Employment Status or Terms

This Agreement is not a guarantee of your continued employment. Nor does it change your employment status with the Company, including, for example, your status as an employee-at-will (if applicable). This Agreement also does not amend or modify the terms of any of the Company’s compensation, perquisite or benefit plans applicable to you, except as expressly provided in this Agreement.

7. Clawback Policy
The Retention Incentives are subject to the terms of the Company’s Clawback Policy, as amended or replaced from time to time, to the extent the Retention Incentives constitute “Incentive Compensations” under the Clawback Policy. The Clawback Policy outlines circumstances in which the Company will be entitled to take action to clawback the Retention Incentives, including by requiring you to repay some or all of the Retention Incentives.

8. Taxes

(a)    The Company is not responsible for any duties or taxes that are, or may become, payable on the Retention Incentives, except for payroll taxes or other taxes imposed on the Company or its affiliates in its capacity as your employer. The Company may make any withholding or payment that it is required to make by law (if any) in connection with the Retention Incentives. Any amount paid will be subject to tax. You should seek your own tax advice to understand the potential tax implications of this Agreement.
(b)    Excise Tax Adjustment.
(1)    Subject to the provisions of this Section 8(b), in the event it is determined that all or any part of the benefits payable to you under this Agreement or any other payments or benefits payable to you under any other agreement with, or plan or policy of, the Company (the “Total Payments”) will, as determined by the Company, be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (or any similar tax that may hereafter be imposed), then such payment shall be either: (i) provided to you in full, or (ii) provided to you to such lesser extent as would result in no portion of such payment being subject to such Excise Tax, whichever of the foregoing amounts, when taking into account such Excise Tax, results in the receipt by you of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such Excise Tax. In determining whether payments under this Agreement will be subject to the Excise Tax, the Company will take into account the value of your agreement to refrain from certain activities as expressed in Appendix A and its Attachments A and B, but only to the extent allowed by law (as interpreted by the Company’s tax and/or legal counsel). To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. You agree to cooperate fully with the Company to determine the benefits applicable under this Section 8(b). Prior to the closing of the Potential Sale, the Company will provide to you a summary of the final calculations required for purposes of determining the applicability of the Excise Tax Adjustment under this section 8(c). Such summary shall be provided in a reasonable time frame prior to the closing of the Potential Sale, as determined by the Company taking into account the Company’s need to keep such information confidential, the Company’s need to negotiate with the purchaser on related matters, and the Company’s need to meet the requirements of any an applicable purchase agreement.
(2)    For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, and the amounts of such Excise Tax, the following shall apply:
(i)    Any payments or benefits received or to be received by you in connection with a Change in Control (as defined under Code Section 280G) or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, policy, arrangement or agreement with the Company, or with any person whose actions result in a Change in Control (as defined under Code section 280G) or any person affiliated with the Company or such persons) shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the Company such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the base amount within the meaning of Code Section 280G(b)(3), or are otherwise not subject to the Excise Tax.
(ii)    The value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4).
(c)     Code Section 409A and Payment Timing. The following additional rules shall apply to payments under this Agreement:
(i)    Notwithstanding anything to the contrary set forth in this Section 8 or elsewhere in this Agreement, any payments made: (A) within 2-½ months of the end of the Company’s taxable year containing the date of your involuntary (or Good Reason) termination or vesting date, as applicable, or (B) within 2-½ months of your taxable year containing the date of your involuntary (or Good Reason) termination or vesting date, as applicable, shall be exempt from Code Section 409A. Payments subject to subparagraphs (A) or (B) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.
(ii)    To the extent payments under this Agreement are not exempt from Section 409A under subparagraph (i) above, any payments made in the first 6 months following your termination of employment that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Section 409A. Payments subject to this subparagraph (ii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Code Section 409A and the regulations thereunder.
(iii)    To the extent payments under this Agreement are not exempt from Section 409A under subparagraphs (i) or (ii) above, any payments made equal to or less than the applicable dollar amount under Code Section 402(g)(1)(B) for the year of severance from employment shall be exempt from Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D). Payments subject to this subparagraph (iii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(iv)    To the extent payments under this Agreement are not exempt from Code Section 409A under subparagraphs (i), (ii), or (iii) above, and to the extent you are a "specified employee" (as defined below), amounts payable to you due to your severance from employment (as defined below) shall begin no sooner than six months after your severance from employment (other than for Death); provided, however, that any payments not made during the six (6) month period described in this subsection due to the 6-month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six (6) month period, and the balance of all other payments required under this Agreement shall be made as otherwise scheduled in this Agreement.
(v)    For purposes of this Section 8, any reference to severance of employment or termination of employment shall mean a "separation from service" as defined in Treasury Regulation section 1.409A-1(h). For purposes of this Agreement, the term "specified employee" shall have the meaning set forth in Treasury Regulation Section 1.409A-1(i).
9. Entire Agreement
This Agreement, including Appendix A, and its Attachments A and B, contain the entire agreement and understanding of the parties relating to the Retention Incentives and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the Retention Incentives. Without limiting the foregoing, this agreement shall not supersede or extinguish your RSU, PSU, and stock option agreements with Actuant. This Agreement may not be changed or modified, except by an agreement in writing signed by you and the Company.

10. Disputes Relating to the Interpretation of this Agreement

Any disputes relating to the administration of this Agreement will be resolved by the Company using its reasonable discretion, including, without limitation, any disagreements about the determination or correctness of Proforma Sale EBITDA, the calculation of the Cash Retention Bonus Multiplier, or the determination of any other benefit extended under this Agreement. The decision of the Company on any disputes arising under the Agreement, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Agreement. The previous sentence shall not foreclose the possibility of legal action on the basis that the discretion exercised by the Company was not reasonable.

11. Governing Law; Headings; Amendment

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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If you accept the terms of this Agreement, please sign below in the space provided.

Sincerely,

/s/ Randal W. Baker

Randy Baker

I agree to the above Retention Bonus Agreement terms.

Signature: /s/ Roger Roundhouse                       Dated: April 12, 2019
Roger Roundhouse

APPENDIX A
Agreement Barring Certain Unfair Activities

This Agreement Barring Certain Unfair Activities (“Agreement”) is Appendix A to the Project Brewers Retention Incentives Agreement (the “Retention Agreement”) between Actuant Corporation, a Wisconsin corporation, and Roger Roundhouse (the “Employee”).

WHEREAS, this Agreement relates to the participation of Employee in the Retention Agreement offered by Actuant Corporation, a Wisconsin Corporation. Actuant Corporation, its divisions, subsidiaries and affiliates, and successors and assigns, are referred to collectively in this Agreement as the “Company.”

WHEREAS, Employee has been informed and Employee understands that Employee’s employment or continued employment with the Company is not contingent on participation in the Retention Agreement and Employee has voluntarily elected to participate in the Retention Agreement pursuant to the terms and conditions of the Retention Agreement including, but not limited to, agreeing to the terms and conditions of this Agreement; and

WHEREAS, by accepting the Retention Agreement, Employee acknowledges that Employee is bound by the terms of this Agreement and Employee is hereby advised to consult with his own legal counsel; and

WHEREAS, Employee has served in various high level and executive capacities with the Company including most recently as its Executive Vice President, Engineered Solutions;

WHEREAS, during the course of employment, Employee has learned or will learn confidential information regarding Company’s customers, and/or has established or will establish, maintain, and improve knowledge of or relationships or goodwill with Company’s customers, and/or has learned and will learn Company’s Trade Secrets or Confidential Information (as such terms are defined below). Company’s Confidential Information, Trade Secrets, and customer relationships have been developed by Company at considerable expense over a number of years and but for Employee’s employment with Company, Employee would not know Company’s Trade Secrets and Confidential Information, and Employee would not be able to create, improve, and maintain relationships with Company’s customers.

NOW, THEREFORE, in consideration of the foregoing recitals, Employee’s participation in the Retention Agreement and the promises set forth therein, and the promises and covenants set forth herein, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Incorporation or recitals. The parties represent and warrant that the above recitals are true and accurate and are incorporated herein as part of the Agreement.

2.
Definitions. Unless otherwise defined herein, the capitalized terms set forth in this Agreement shall have the definitions as set forth in Attachment A. Attachment A is incorporated into and is part of this Agreement.

3.
Duty of Loyalty. Employee acknowledges that Employee is a key employee of the Company and owes the Company a fiduciary duty of loyalty. During employment with Company, Employee shall owe Company an undivided duty of loyalty, and shall take no action adverse to that duty of loyalty. Employee’s duty of loyalty to Company includes but is not limited to a duty to promptly disclose to Company any information that might cause Company to take or refrain from taking any action, or which otherwise might cause Company to alter its behavior. Without limiting the generality of the foregoing, Employee shall promptly notify Company at any time that Employee decides to terminate employment with Company or enter into competition with Company, as Company may decide at such time to limit, suspend, or terminate Employee’s employment or access to Company’s Confidential Information, Trade Secrets, and/or customer relationships. Employee’s privilege to access and use Company’s computers, and to access and use Company’s electronically stored information including Company’s Confidential Information and Trade Secrets, are revoked the moment Employee takes any action adverse to Employee’s duty of loyalty to Company.

4.
Nondisclosure of Third Party Confidential Information. During Employee’s employment with Company and after the Termination Date, Employee shall not use or disclose Third Party Confidential Information for as long as the relevant third party has required Company to maintain its confidentiality, or for so long as required by applicable law, whichever period is longer.

5.
Non-disclosure of Trade Secrets. During employment and after the Termination Date, Employee shall not use or disclose Company’s Trade Secrets so long as they remain Trade Secrets, except on behalf of and at the direction of the Company as part of Employee’s duties for the Company. Nothing in this Agreement shall limit either Employee’s statutory or other duties not to use or disclose Company’s Trade Secrets, or Company’s remedies in the event Employee uses or discloses Company’s Trade Secrets.

6.
Obligations Not to Disclose or Use Confidential Information. Except as set forth herein or as expressly authorized in writing on behalf of Company, Employee agrees that while Employee is employed by Company and during the two (2) year period commencing at the Termination Date, Employee will not use or disclose (except in discharging Employee’s job duties with Company) any Confidential Information, whether such Confidential Information is in Employee’s memory or it is set forth electronically, in writing or other form. This prohibition does not prohibit Employee’s disclosure of information after it ceases to meet the definition of “Confidential Information,” or Employee’s use of general skills and know-how acquired during and prior to employment by Company, so long as such use does not involve the use or disclosure of Confidential Information; nor does this prohibition restrict Employee from providing prospective employers with an employment history or description of Employee’s duties with Company, so long as Employee does not use or disclose Confidential Information. Notwithstanding the foregoing, with respect to information which is subject to a law governing confidentiality or non-disclosure, Employee shall keep such information confidential for so long as required by law, or for two (2) years, whichever period is longer. This Paragraph shall not preclude employees within the meaning of the National Labor Relations Act from exercising Section 7 rights they may have to communicate about working conditions. This Paragraph shall not bar Employee from making disclosures to government entities to the extent required by applicable law or disclosures made in good faith pursuant to applicable “whistleblower” laws or regulations or disclosures to government agencies within the scope of their jurisdiction.

7.
Return of Property; No Copying or Transfer of Documents. All equipment, books, records, papers, notes, catalogs, compilations of information, data bases, correspondence, recordings, stored data (including but not limited to data or files that exist on any personal computer or other electronic storage device), software, and any physical items, including copies and duplicates, that Employee generates or develops or which come into Employee’s possession or control, which relate directly or indirectly to, or are a part of Company’s (or its customers’) business matters, whether of a public nature or not (collectively “Company Records”), shall be and remain the property of Company, and Employee shall deliver all such materials and items, and any and all copies of them, to Company upon termination of employment. During employment or after Termination Date, Employee will not copy, duplicate, or otherwise reproduce, or permit copying, duplicating, or reproduction of Company Records without the express written consent of Company, or, as a part of Employee’s duties performed hereunder for the benefit of Company. Employee expressly covenants and warrants, upon termination of employment for any reason (or no reason), that Employee shall promptly deliver to Company any and all originals and copies of Company Records in Employee’s possession, custody, or control, and that Employee shall not make, retain, or transfer to any third party any copies thereof. In the event any Confidential Information or Trade Secrets are stored or otherwise kept in or on a computer hard drive or other storage device owned by or otherwise in the possession or control of Employee (each individually an "Employee Storage Device"), upon termination of employment Employee will present every such Employee Storage Device to Company for inspection and removal of all information regarding Company or its customers (including but not limited to Confidential Information or Trade Secrets) that is stored on the Employee Storage Device. This Paragraph shall not bar Employee from retaining Employee’s own payroll, retirement, insurance, tax, and other personnel documents related to Company.

8.	Covenants Barring Certain Unfair Activities. Employee shall abide by such restrictions in Attachment B hereto. Attachment B is incorporated into and is part of this Agreement.

9.	Non-Solicitation of Certain Employees.

(a)
Non-solicitation of Management Employees. For twelve (12) months following the Termination Date, Employee shall not, without the prior written consent of Company, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Management Employee to terminate their employment with Company to provide Key Services in competition with Company, unless such Management Employee has already ceased employment with Company.

(b)
Non-solicitation of Key Employees. For twelve (12) months following the Termination Date, Employee shall not, without the prior written consent of Company, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Key Employee to terminate their employment with Company to provide Key Services in competition with Company, unless such Key Employee has already ceased employment with Company.

(c)
Non-solicitation of Supervised Employees. For twelve (12) months following the Termination Date, Employee shall not, without the prior written consent of Company, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Supervised Employee to terminate their employment with Company to provide Key Services in competition with Company, unless such Supervised Employee has already ceased employment with Company.

The foregoing restrictions (in this Section 9) will not apply to the hire of an applicant who was directed by a general advertisement to a position in which the applicant will provide Key Services in competition with the Company.

10.
Proprietary Creations. All Proprietary Creations are the sole and exclusive property of the Company whether patentable or registrable or not, and Employee assigns all of Employee’s rights, title, and interest in same to the Company. Further, all Proprietary Creations which are copyrightable shall be considered “work(s) made for hire” as that term is defined by U.S. Copyright Law. If for any reason a U.S. Court of competent jurisdiction determines such Proprietary Creations not to be works made for hire, Employee will assign all rights, title, and interest in such works to the Company and, to the extent permitted by law, Employee hereby assigns all of Employee’s rights, title, and interest in such Proprietary Creations to the Company. Employee will promptly disclose all Proprietary Creations to the Company and, if requested to do so, provide the Company a written description or copy thereof. Employee is not required to assign rights to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

11.
Remedies. In addition to other remedies provided by law or equity, the Parties agree that in the event of any breach or threatened breach of this Agreement, Company may obtain interim or other injunctive relief, in addition to any other remedies available, without the need to post a bond. Employee further agrees that any breach of this Agreement would result in irreparable harm to Company entitling Company to an injunction prohibiting further breaches of these Paragraphs. The Parties agree that in the event Employee breaches this Agreement, Employee shall pay the Company’s reasonable attorney’s fees and costs arising out of any litigation resulting from Employee’s breach.

12.
Assignment and Third Party Beneficiary. Employee acknowledges and agrees that Company may assign its rights under the Agreement to any assignee or successor, including but not limited to a “Successor” (as defined in Section 4(f)) of the Retention Agreement). Such assignment shall not require the authorization of Employee. Employee may not assign or delegate Employee’s rights or obligations under this Agreement. Employee also acknowledges and agrees that any successor, including Successor, is a third-party beneficiary of this Agreement with equal rights to enforce the terms and conditions set forth herein. Notwithstanding this Section 12 or any other provision in this Agreement, neither the employee’s employment with Company nor Employee’s subsequent employment with Successor shall serve as a violation of any of the terms in this Agreement.

13.
Entire Agreement. This Agreement constitutes the entire agreement and understanding between Company and Employee concerning the subject matter addressed herein and supersedes and extinguishes any and all other or previous discussions, agreements, or understandings between the Parties regarding the subject matter herein. Without limiting the foregoing, this Agreement shall not supersede or extinguish the RSU, PSU, and stock option agreements between Actuant and the Employee, and the provision thereof that address the subject matter addressed herein. Notwithstanding this Paragraph 13, this Agreement shall not serve to supersede or extinguish other agreements between Employee and Company (and their subsidiary or affiliated companies and successors) containing similar provisions and restrictions where such agreements were entered into with Employee as a term or condition of employment.

14.	Waiver. The waiver by any Party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by any Party.

15.
Invalidity of any Provision. The provisions of this Agreement are severable, it being the intention of the Parties that should any provision hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect to the fullest extent permitted by law as if such invalid or unenforceable provision were omitted. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, Company and Employee agree that such provision is to be reformed to the extent necessary for the provision to be valid and enforceable to the fullest and broadest extent permitted by applicable law, without invalidating the remainder of this Agreement.

16.
Applicable Law and Venue. The Parties agree that this Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin. Any dispute between the Parties arising out of or related to the terms of this Agreement shall be heard only by the Circuit Court of Waukesha County, Wisconsin, or by the United States District Court for the Eastern District of Wisconsin; and the Parties hereby consent to these courts as the exclusive venues for resolving any such disputes.

17.	Headings. Headings in this Agreement are for informational purposes only and shall not be used to construe the intent of this Agreement.

18.
Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

19.	Reserved Rights. Nothing in this Agreement shall serve to limit or restrict Employee’s right to the following:

(a)
Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)
Use Of Trade Secret Information In Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

20.
Reasonableness of Restrictions. EMPLOYEE HAS READ THIS AGREEMENT AND AGREES THAT THE RESTRICTIONS ON EMPLOYEE’S ACTIVITIES OUTLINED IN THIS AGREEMENT ARE REASONABLE AND NECESSARY TO PROTECT COMPANY’S LEGITIMATE BUSINESS INTERESTS, THAT THE CONSIDERATION PROVIDED BY COMPANY IS FAIR AND REASONABLE, AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO COMPANY OF ITS CONFIDENTIAL INFORMATION, TRADE SECRETS, AND CUSTOMER RELATIONSHIPS, THE POST-EMPLOYMENT RESTRICTIONS ON EMPLOYEE’S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE. EMPLOYEE AGREES THAT THE GEOGRAPHIC RESTRICTIONS ON EMPLOYEE’S ACTIVITIES ARE REASONABLE.

I agree to the above terms.

Signature: /s/ Roger Roundhouse                  Dated: April 12, 2019
Roger Roundhouse

ATTACHMENT A

Definitions. When used in this Agreement, the following terms have the definition set forth below:

(a)
“Competing Product” means any product or service which is sold or provided in competition with a product or service produced, designed, sold or provided by Employee, either individually or as part of a team, or by one or more employees or Company business units managed, supervised or directed by Employee or receiving executive or management support from Employee during the twelve (12) months immediately preceding the Termination Date.

(b)
“Confidential Information” means information (to the extent it is not a Trade Secret), whether oral, written, recorded magnetically or electronically, or otherwise stored, and whether originated by the Employee or otherwise coming into the possession or knowledge of the Employee, which is possessed by or developed for Company, and which relates to Company’s existing or potential business, which information is not reasonably ascertainable by Company’s competitors or by the general public through lawful means, and which information Company treats as confidential, including but not limited to information regarding Company’s business affairs, agreements, strategies, products, finances, costs, margins, computer programs, research, customers, purchasing, marketing, and other information.

(c)
“Current Pending Customer” means a person or entity concerning which Company is actively preparing a business proposal to a prospective customer of the Company as of the Termination Date, or for which Company has a pending proposal to provide goods or services as a Company to a prospect customer as of the Termination Date. However, the term “Current Pending Customer” is limited to persons or entities that Employee interacts with on behalf of the Company or concerning which Employee learns, creates or reviews Confidential Information or Trade Secrets on behalf of the Company in the three (3) month period immediately preceding the Employee’s end of employment with the Company.

(d)
“Key Employee” means any person who at the Termination Date is employed or engaged by Company, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Termination Date, and such person is in possession of Confidential Information and/or Trade Secrets.

(e)
“Key Services” means services of the type performed by a Management Employee, Key Employee or Supervised Employee for the Company during the final twelve (12) months preceding the Termination Date, but shall not include clerical, menial, or manual labor.

(f)
“Management Employee” means any person who at the Termination Date is employed or engaged by Company, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Termination Date and such person is a manager, officer, director, or executive of Company.

(g)
“Proprietary Creations” means all inventions, discoveries, designs, improvements, creations, and works conceived, authored, or developed by Employee, either individually or with others, any time during Employee’s employment with the Company that: (1) relate to the Company’s current or contemplated business or activities; (2) relate to the Company’s actual or demonstrably anticipated research or development; (3) result from any work performed by Employee for the Company; (4) involve the use of Company equipment, supplies, facilities, Confidential Information or Trade Secrets; (5) result from or are suggested by any work done by the Company or at the Company’s request, or any projects specifically assigned to Employee; or (6) result from Employee’s access to any Company memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formulae, specifications, inventions, processes, equipment Confidential Information, Trade Secrets or other materials.

(h)
“Referral Client” means a person or entity that does not directly purchase products or services from Company, but which has the ability to effectively specify or recommend the purchase of products or services from Company or its competitors to end customers. The term Referral Client is limited to persons or entities to or through which Employee, one or more individuals or Company business units supervised, managed or directed by Employee, markets or sells Company products or services during the twelve (12) month period immediately preceding the Termination Date. The term Referral Client is further restricted to persons or entities which have specified or recommended the purchase of in excess of fifty thousand dollars (US $50,000) worth of products or services from Company which are actually purchased during the twelve (12) month period immediately preceding the Termination Date.

(i)	“Restricted Customer” means a customer of Company to which Employee, or one or more individuals or Company business units supervised, managed, or directed by Employee, sells or provides products or services on behalf of Company during the twelve (12) month period immediately preceding the Termination Date. The term Restricted Customer is limited to Company customers that purchase or receive in excess of fifty thousand dollars (US $50,000) worth of products or services from Company during the twelve (12) month period immediately preceding the Termination Date.

(j)
“Restricted Territory” means Territories in which, during the twelve (12) month period immediately preceding the Termination Date, Employee, or one or more other Company employees or Company business units supervised, managed or directed by or receiving management or executive support from Employee: (i) provides products or services on behalf of the Company; or (ii) sells or solicits the sale of products or services on behalf of the Company. Notwithstanding the foregoing, the term Restricted Territory is limited to Territories in which Company sells or provides in excess of one hundred thousand dollars (US $100,000) in the aggregate worth of products or services in the twelve (12) month period immediately preceding the Termination Date.

(k)
“Sales Territory” means Territories in which, during the twelve (12) month period immediately preceding the Termination Date, the Company: (i) sells products or services designed, developed, tested, or produced by Employee (either individually or in collaboration with other Company employees) or by one or more other Company employees or business units managed or directed by or receiving executive or management support from Employee; or (ii) provides products or services designed, developed, tested or produced by Employee (either individually or in collaboration with other Company employees) or by one or more other Company employees or business units managed or directed by or receiving executive or management support from Employee. Notwithstanding the foregoing, the term Sales Territory is limited to Territories in which Company sells or provides in excess of one hundred thousand dollars (US $100,000) in the aggregate worth of products or services in the twelve (12) month period immediately preceding the Termination Date.

(l)
“Services” means services of the type performed for Company by Employee or one or more Company employees managed, supervised, or directed by Employee during the final twelve (12) months preceding the Termination Date, but shall not include clerical, menial, or manual labor.

(m)
“Strategic Customer” means a customer of Company that purchases or receives a product or service from Company during the twelve (12) month period immediately preceding the Termination Date, but is limited to customers concerning which Employee learns, creates, or reviews Confidential Information or Trade Secrets on behalf of Company during the twelve (12) month period immediately preceding the Termination Date. The term Strategic Customer is limited to Company customers that purchase or receive in excess of fifty thousand dollars (US $50,000) worth of products or services from Company during the twelve (12) month period immediately preceding the Termination Date.

(n)
“Supervised Employee” means any person who at the Termination Date is employed or engaged by Company, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Termination Date, and such person was directly managed by or reported to Employee during the last 12 months prior to the Termination Date.

(o)	“Termination Date” means the last date that Employee serves as an employee of the Company.

(p)	“Third Party Confidential Information” means information received by Company from others that Company has an obligation to treat as confidential.

(q)	“Trade Secret” means a Trade Secret as that term is defined under applicable state or federal law.

(r)	“Territory” means a municipality within the United States of America, or within a foreign nation.

ATTACHMENT B

1.	For twenty-four (24) months following the Termination Date, Employee shall not sell or solicit the sale of a Competing Product to a Restricted Customer or assist others in doing so.

2.
For twenty-four (24) months following the Termination Date, Employee shall not perform Services as part of or in support of providing, selling, or soliciting the sale of a Competing Product to a Restricted Customer or assist others in doing so.

3.
For twenty-four (24) months following Termination Date, Employee shall not encourage or cause a Restricted Customer to curtail, withdraw or cancel any business with Company or assist others in doing so.

4.	For twenty-four (24) months following Termination Date, Employee shall not sell or solicit the sale of a Competing Product to a Strategic Customer or assist others in doing so.

5.
For twenty-four (24) months following Termination Date, Employee shall not perform Services as part of or in support of providing, selling or soliciting the sale of a Competing Product to a Strategic Customer or assist others in doing so.

6.
For twenty-four (24) months following Termination Date, Employee shall not encourage or cause a Strategic Customer to curtail, withdraw or cancel any business with Company or assist others in doing so.

7.	For twenty-four (24) months following the Termination Date, Employee shall not sell or solicit the sale of a Competing Product to or through a Referral Client or assist others in doing so.

8.
For twenty-four (24) months following the Termination Date, Employee shall not perform Services as part of or in support of providing, selling or soliciting the sale of a Competing Product to or through a Referral Client or assist others in doing so.

9.	For twenty-four (24) months following Termination Date, Employee shall not encourage or cause a Referral Client to curtail, withdraw or cancel any business with Company or assist others in doing so.

10.	For twenty-four (24) following the Termination Date, Employee shall not sell or solicit the sale of a Competing Product to a Current Pending Customer or assist others in doing so.

11.
For twenty-four (24) months following Termination Date, Employee shall not perform Services as part of or in support of the business of selling, providing or soliciting the sale of Competing Products in the Restricted Territory. This Paragraph shall not bar Employee from performing clerical, menial or manual labor. This Paragraph shall apply to Employee only if during the one (1) year period immediately preceding the Termination Date Employee is involved in sales, sales management, or served as an executive or officer of the Company.

12.
For twenty-four (24) months following the Termination Date, Employee shall not perform Services as part of or in support of developing, designing, testing, or producing Competing Products for sale in the Restricted Territory. This Paragraph shall apply to Employee only if during the one (1) year period immediately preceding the Termination Date Employee is involved in product development design, testing, production, or served as an executive or officer of the Company.

13.
For twenty-four (24) months following the Termination Date, Employee shall not perform Services as part of or in support of the business of selling, providing or soliciting the sale of Competing Products in the Sales Territory. This Paragraph shall not bar Employee from performing clerical, menial or manual labor. This Paragraph shall apply to Employee only if during the one (1) year period immediately preceding the Termination Date Employee is involved in product development design, testing, production, or served as an executive or officer of the Company.

14.
For twenty-four (24) months following the Termination Date, Employee shall not perform Services as part of or in support of developing, designing, testing or producing Competing Products for sale in the Sales Territory. This Paragraph shall apply to Employee only if during the one (1) year period immediately preceding the Termination Date Employee is involved in product development design, testing, production, or served as an executive or officer of the Company.

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